Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-26106, 33-35405, 33-57811, 333-91571, 333-31012, 333-74624, 333-16953, and 333-116952), Form S-3 (No. 33-67870) and Form S-3/A (333-34167) of The Walt Disney Company of our report dated December 9, 2004 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, CA
December 9, 2004